Exhibit 10.38

CONFIDENTIAL TREATMENT

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT made and entered into this 18th day of November 2004 (“EFFECTIVE DATE”), by and between DUKE UNIVERSITY, a nonprofit educational and research institution organized under the laws of North Carolina (“DUKE”), having its principal office at Durham, North Carolina 27708, and Regado Biosciences, Inc., a corporation organized under the laws of Delaware (“COMPANY”), with its corporate headquarters and principal office at 7030 Kit Creek Road, Suite 250, Morrisville, North Carolina 27560.

WHEREAS, DUKE owns certain DUKE PATENT RIGHTS (as hereinafter defined) relating to the following inventions submitted to the DUKE Office of Science and Technology (hereinafter, collectively, the “INVENTIONS”, and individually, “INVENTION”):

•	Office of Science and Technology Combined File #1708 composed of the five (5) following INVENTIONS:

•	Office of Science and Technology File #1708, entitled “RNA Inhibitors for Factor VIIa and Coagulation”;

•	Office of Science and Technology File #1709, entitled “RNA Inhibitors for Factor IXa and Coagulation”;

•	Office of Science and Technology File #1710, entitled “RNA Inhibitors for Factor Xa and Coagulation”;

•	Office of Science and Technology File #1839, entitled “RNA-based Ligands for Cardiovascular Diseases”; and

•	Office of Science and Technology File #1855, entitled “Improved In Vitro Selection Methods”;

and

•	Office of Science and Technology File #1897, entitled “Nucleic Acid-based Antidotes to Therapeutic Agents”; and

WHEREAS, DUKE has the right to grant licenses under said DUKE PATENT RIGHTS; and

WHEREAS, DUKE desires to have the DUKE PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant licenses to each hereunder; and

WHEREAS, pursuant to a certain Exclusive Option for License Agreement, dated October 1, 2003, by and between COMPANY and DUKE (the “OPTION AGREEMENT”), COMPANY wishes to exercise its option and COMPANY desires to obtain licenses under DUKE PATENT RIGHTS upon the terms and conditions hereinafter set forth; and

WHEREAS, certain of the INVENTIONS were made with U.S. Government support and, notwithstanding anything to the contrary in this AGREEMENT, the U. S. Government has certain rights in such INVENTIONS under 37 C.F.R. §§ 401 et seq.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 – DEFINITIONS

For the purposes of this AGREEMENT, and solely for that purpose, the terms and phrases set forth below and elsewhere in this AGREEMENT in capital letters shall be defined as follows:

1.01	“AFFILIATE” shall mean any corporation or non-corporate entity which controls, is controlled by or is under the common control with a party hereto. A corporation or a non-corporate entity, as applicable, shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation, or in the absence of ownership of at least fifty percent (50%) of the voting stock of a corporation, or in the case of a non-corporate entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

1.02	“AGREEMENT” shall mean this License Agreement, including all attached schedules and appendices, which are incorporated herein by reference.

1.03

“DUKE PATENT RIGHTS” shall mean collectively (a) United States Patent Application Serial No. 09/963,827 entitled “RNA Aptamers and Method for Identifying the Same,” filed September 26, 2001 (Office of Science and Technology Combined File #1708 composed of Office of Science and Technology Files #1708, 1709, 1710, 1839, and 1855) but expressly excluding all references and all claims as they relate to Ang 1, including, without limitation claims 57 through 67 (inclusive), as they relate to Ang1; (b) United States Patent Application Serial Number 10/155,233 entitled “Modulators of Pharmacologic Agents” filed May 28, 2002 (Office of Science and Technology File #1897) and claiming priority from United States Provisional Patent Application for “Modulators of Pharmacologic Agents,” filed May 25, 2001 (Office of Science and Technology File #1897) and United States Provisional Patent Application for “Modulators of Pharmacologic Agents,” filed November 17, 2001 (Office of Science and Technology File #1897) (hereinafter, the patent applications identified in the preceding (a) and (b) may be referred to individually or collectively as “INITIAL DUKE PATENT APPLICATIONS”); (c) all substitutes, continuations, continuations-in-part (but only to the extent that the subject matter of each such continuation-in-part application is described in and enabled by the disclosure of the INITIAL DUKE PATENT APPLICATIONS), and divisionals of the foregoing applications; (d) all foreign patent applications corresponding to the foregoing U.S. applications; (hereinafter, the patent application identified in the preceding (a)—(d) may be referred to individually or collectively as “DUKE PATENT APPLICATIONS”); and (e) all U.S. and foreign patents issued or issuing with respect to any of the foregoing applications, and all extensions, renewals, reissues thereof. Notwithstanding the foregoing, DUKE PATENT RIGHTS shall not include those patent applications and/or patents which, during the term of this AGREEMENT, cease to be DUKE PATENT RIGHTS pursuant to COMPANY declining to financially support the filing, prosecution, and/or maintenance of the subject patent applications and/or patents pursuant to Sections 6.01 and/or 6.02. It is understood and agreed that subject matter that is PATENTABLY DISTINCT from the subject matter described within the DUKE PATENT APPLICATIONS is not within the scope of the DUKE PATENT RIGHTS even though that patentably distinct subject matter may fall within the scope of one or more claims of said DUKE PATENT APPLICATIONS. For avoidance of doubt, PATENTABLY DISTINCT improvements relating to the subject matter of the DUKE PATENT APPLICATIONS shall not be considered DUKE PATENT RIGHTS, even if they are dominated by DUKE PATENT RIGHTS. As used herein, “PATENTABLY DISTINCT” subject matter is subject matter that is novel and unobvious over subject matter described within the DUKE PATENT APPLICATIONS.

1.04	“DUKE PATENT RIGHTS EXPENSES” shall mean all patent-related expenses (including, but not limited to, filing fees, maintenance fees, and reasonable fees and expenses of patent counsel) incurred in connection with the DUKE PATENT RIGHTS, including but not limited to all reasonable expenses incurred in connection with the assembly and copying of files for transfer to and from (as the case may be) COMPANY’s legal counsel in connection with COMPANY’s assuming responsibility for DUKE PATENT RIGHTS or transferring some of all of that responsibility back to DUKE (as the case may be) pursuant to Section 6.01(a) and/or 6.02(b).

1.05	“FIELD OF USE” shall mean all uses of the DUKE PATENT RIGHTS and DUKE KNOW-HOW (as hereinafter defined), specifically including, without limitation, research and development, diagnosis, prevention, therapy and monitoring of all human and animal diseases or disorders.

1.06	“INVESTIGATORS” shall mean Bruce A. Sullenger, Ph.D. and Christopher Rusconi, Ph.D.

1.07

“DUKE KNOW-HOW” any research information, technical information, technical data or other information generated at DUKE by one of the INVESTIGATORS (as hereinafter defined) prior to the term of this AGREEMENT which relates to and is necessary for the practice of DUKE

PATENT RIGHTS and is not included in the DUKE PATENT RIGHTS. For avoidance of doubt and notwithstanding the foregoing, DUKE KNOW-HOW shall include all unpatented and unpatentable inventions, technology, cell lines, biological materials, compounds, probes, sequences, and methodology generated at DUKE by one of the INVESTIGATORS prior to the term of this AGREEMENT and which relate to and are necessary for the practice of the DUKE PATENT RIGHTS, but shall not include any inventions, technology, cell lines, biological materials, compounds, probes, sequences, or methods or any uses thereof (i) which are patented, (ii) which are patentable but unpatented, or (iii) for which patents are pending. Further, notwithstanding anything to the contrary in this AGREEMENT, DUKE KNOW-HOW shall not include any such inventions, technology, cell lines, biological materials, compounds, probes, sequences, or methods or any uses thereof which DUKE cannot provide to COMPANY due to (y) other legal obligations of DUKE pursuant to sponsored research, clinical research, material transfer, license, option to license, confidentiality, or other agreements, and/or (z) circumstances relating to third-party patent rights.

1.08	“DUKE TECHNOLOGY” shall mean the DUKE PATENT RIGHTS and DUKE KNOW-HOW, collectively.

1.09	“LICENSED PRODUCT” shall mean any product, device, composition of matter, method, use, or components thereof that utilizes, incorporates or practices (in its use, operation or manufacture), in whole or in part, an issued, unexpired claim or pending claim contained in the DUKE PATENT RIGHTS in the country in which it is made, used, or sold. For the sake of clarification, for the purposes of this AGREEMENT (including but not limited to the Section 3.01(c)) “COMBINATION LICENSED PRODUCTS/SERVICES as defined in Section 1.13 shall be deemed to fall within the scope of the definition of “LICENSED PRODUCT” except for the purposes of calculating NET SALES of subject COMBINATION LICENSED PRODUCTS (as opposed to NET SALES of LICENSED PRODUCTS and/or LICENSED SERVICES) pursuant to Section 1.13 and (ii) determining royalties due to DUKE on such NET SALES of COMBINATION LICENSED PRODUCTS/SERVICES (as opposed to NET SALES of LICENSED PRODUCTS and/or LICENSED SERVICES) pursuant to Sections 3.01b(1) and (2).

1.10	“LICENSED SERVICE” shall mean any method, procedure, process, or service that utilizes, incorporates or practices (in its use, operation or manufacture) in whole or in part, an issued, unexpired claim or pending claim contained in the DUKE PATENT RIGHTS in the country in which it is made, used, or sold.

1.11	“LICENSES” shall mean collectively, the DUKE PATENT RIGHTS LICENSE (as defined in Section 2.01 below) and DUKE KNOW-HOW LICENSE (as defined in Section 2.02 below).

1.12	“NDA” shall mean a new drug application filed in accordance with 21 U.S.C. § 355, as amended.

1.13	“NET SALES” shall mean:

(a)	in the case of LICENSED PRODUCTS, revenue received by COMPANY (and/or COMPANY AFFILIATES and/or SUBLICENSEES, as the case may be) from sale and/or lease of the subject LICENSED PRODUCTS to a THIRD PARTY; and

(b)	in the case of LICENSED SERVICES, revenue received by COMPANY (and/or COMPANY AFFILIATES, and/or SUBLICENSEES, as the case may be) for provision of the subject LICENSED SERVICE to a THIRD PARTY, and

(c)	in the case that one or more LICENSED PRODUCTS and/or LICENSED SERVICES are sold in a combination package or kit containing other active products or processes or services one or more of which is not covered by the DUKE LICENSES (such combination package and/or kits collectively referred to as “COMBINATION LICENSED PRODUCTS/SERVICES”), then, for purposes of determining COMPANY RUNNING ROYALTIES due to DUKE on the subject COMBINATION LICENSED PRODUCTS/SERVICES in accordance with Section 3.01(b), NET SALES of the subject COMBINATION LICENSED PRODUCTS/SERVICES shall be calculated using one of the following methods:

(i)	By multiplying the total NET SALES of the subject COMBINATION LICENSED PRODUCTS/SERVICES by the fraction AIA+B, where A is the gross selling price, during the royalty-paying period in question of the subject LICENSED PRODUCT and/or LICENSED SERVICE sold separately, and B is the gross selling price during the royalty period in question, of the other active products, processes or services sold separately, or

(ii)	If no separate sales are made of the subject LICENSED PRODUCT and/or LICENSED SERVICE and/or of the other active agents or processes in such during the royalty-paying period in question, NET SALES for the subject COMBINATION LICENSED PRODUCTS/SERVICES shall be calculated equitably in good faith by the mutual agreement of DUKE and COMPANY (and/or subject SUBLICENSEES, as the case may be) taking into account factors such as the total number of active agents or processes (including LICENSED PRODUCTS and/or LICENSED SERVICES) and the relative contribution and value of each to the subject COMBINATION LICENSED PRODUCTS/SERVICES; or

(iii)	Notwithstanding the foregoing Sections 1.13(i) and 1.13(ii) or anything else to the contrary in this AGREEMENT, in no event shall the NET SALES for the purposes of determining COMPANY RUNNING ROYALTIES due to DUKE on the subject COMBINATION LICENSED PRODUCTS/SERVICES in accordance with Section 3.01(b) be less than the fifty percent (50%) of actual NET SALES of the subject COMBINATION LICENSED PRODUCTS/SERVICES calculated under this Section 1.13 without regard to Sections 1.13(i) and/or 1.13(ii).

and each of (a) (b), and (c) above shall be less the sum of the following:

(w)	discounts allowed in amounts customary in the trade;

(x)	sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

(y)	outbound transportation prepaid or allowed; and

(z)	amounts allowed or credited on returns.

No deductions to NET SALES shall be made for commissions paid to individuals whether they are associated with independent sales agencies or regularly employed by COMPANY (and/or COMPANY AFFILIATES and/or SUBLICENSEES, as the case may be) and on its payroll, or for cost of collections. LICENSED PRODUCTS, LICENSED SERVICES, and COMBINATION LICENSED PRODUCTS/SERVICES shall be considered “sold” when the consideration for provision thereof is received by COMPANY (and/or COMPANY AFFILIATES and/or SUBLICENSEES, as the case may be). LICENSED PRODUCTS, LICENSED SERVICES, and COMBINATION LICENSED PRODUCTS/SERVICES used by COMPANY (and/or COMPANY AFFILIATES and/or SUBLICENSEES, as the case may be) for its own use in the FIELD OF USE (and not in connection with the sale to THIRD PARTIES) shall be considered to be “NET SALES” for purposes of computing royalty obligations, except to the extent that such LICENSED PRODUCTS, LICENSED SERVICES, and/or LICENSED COMBINATION PRODUCTS/SERVICES are used for clinical field trials or for COMPANY’s own internal non-commercial research (and/or for that of the COMPANY AFFILIATES, and/or SUBLICENSEES, as the case may be).

1.14	“SUBLICENSE” and “SUBLICENSE AGREEMENT” shall mean, and include without limitation, any relationship/agreement in which a THIRD PARTY gains any rights—temporary or otherwise—to any of the rights granted by DUKE to COMPANY and COMPANY AFFILIATES under this AGREEMENT (including, but not limited to, assignee(s), licensee(s), sublicensee(s), marketing partner(s) and the like, hereinafter, such THIRD PARTIES referred as “SUBLICENSEES”), including, but not limited to those granted via options, rights of first refusal, material transfer agreements, or sublicenses (implied or expressed).

1.15	“TERRITORY” shall mean the world.

1.16	“THIRD PARTY” means any individual or other entity other than DUKE and/or COMPANY (and/or COMPANY AFFILIATE(S), as the case may be).

1.17	Where appropriate, words denoting a singular number only shall include the plural and vice versa.

1.18	Certain other defined terms shall have the meanings given them elsewhere in this AGREEMENT.

ARTICLE 2 – LICENSE

2.01	DUKE hereby grants to COMPANY and COMPANY AFFILIATES and COMPANY hereby accepts from DUKE, subject to the terms and conditions of this AGREEMENT, the right and exclusive, sublicenseable license for the FIELD OF USE in the TERRITORY to practice under the DUKE PATENT RIGHTS and to the extent not prohibited by other patents or intellectual property rights other than those within the DUKE PATENT RIGHTS, (i) to make, have made, use, lease, offer for sale, sell, distribute and export LICENSED PRODUCTS for the FIELD OF USE in the TERRITORY and (ii) to provide, offer for sale, sell, distribute and export LICENSED SERVICES in/for the FIELD OF USE in the TERRITORY (such exclusive licenses hereinafter collectively referred to as the “DUKE PATENT RIGHTS LICENSE”) until the expiration of the last to expire of the patents within the DUKE PATENT RIGHTS unless this AGREEMENT shall be sooner terminated according to the terms hereinafter provided.

2.02	DUKE hereby grants to COMPANY and COMPANY AFFILIATES, and COMPANY hereby accepts from DUKE, subject to the terms and conditions of this AGREEMENT, a non-exclusive license to DUKE KNOW-HOW for the FIELD OF USE in the TERRITORY and to the extent not prohibited by other patents or intellectual property rights other than those within the DUKE PATENT RIGHTS, (i) to make, have made, use, lease, offer for sale, sell, distribute and export LICENSED PRODUCTS for the FIELD OF USE in the TERRITORY and (ii) to provide, offer for sale and sell, LICENSED SERVICES in/for the FIELD OF USE in the TERRITORY until this AGREEMENT terminates according to the terms provided (such non-exclusive license hereinafter referred to as the “DUKE“DUKE KNOW-HOW LICENSE”). The DUKE KNOW-HOW LICENSE shall be sublicenseable by COMPANY, but only in connection with the grant by COMPANY of a sublicense under all or some of the appertaining DUKE PATENT RIGHTS in the FIELD OF USE. For avoidance of doubt, it is understood and acknowledged that nothing in this AGREEMENT shall be construed to restrict DUKE from using the DUKE KNOW-HOW as it sees fit (which shall include, but shall not be limited to, the transferring of DUKE KNOW-HOW to any THIRD PARTY).

2.03	Notwithstanding anything to the contrary in this AGREEMENT, it is understood and agreed that DUKE encourages COMPANY (and/or COMPANY AFFILIATES and/or SUBLICENSEE(S), as the case may be) to secure rights under any THIRD PARTY intellectual property rights required to practice the DUKE TECHNOLOGY and/or to exercise any and all of the rights practiced or exercised by COMPANY or such COMPANY AFFILIATES and/or SUBLICENSEE(S) (as the case may be) pursuant to Sections 2.01 and 2.02, and that DUKE shall have no responsibility in securing any such rights. Further, if COMPANY (and/or any COMPANY AFFILIATE and/or SUBLICENSEE, as the case may be) secures any such rights to THIRD PARTY intellectual property rights in order to practice the technology and/or to exercise any or all of the rights granted under Sections 2.01 and 2.02, then COMPANY (and/or such COMPANY AFFILIATE and/or SUBLICENSEE, as the case may be) shall use its best efforts to secure from any such THIRD PARTY a covenant not to sue DUKE, or any of its faculty, students, employees or agents, for any research and development efforts conducted at DUKE that resulted in the creation of any of the INVENTIONS and/or DUKE KNOW-HOW and/or any licensing thereof, and any intellectual property or other rights arising therefrom, including, but not limited to, DUKE PATENT RIGHTS.

2.04	The LICENSES granted hereunder shall be sublicenseable subject to the terms and conditions set forth in this AGREEMENT (including but not limited to those set forth in Sections 2.02, 2.03, 2.04, 2.05, and 2.06). All SUBLICENSES shall be subject to the terms and conditions of this AGREEMENT, shall be no less favorable to or protective of DUKE than this AGREEMENT except as expressly stated in this AGREEMENT, and shall not be further sublicenseable without the approval of COMPANY, taking into account the interests of DUKE, as well as those of COMPANY. COMPANY shall provide DUKE with a copy of each SUBLICENSE AGREEMENT within thirty (30) days of its execution by all parties involved. COMPANY shall be responsible for the performance of each SUBLICENSEE and for the payments due to DUKE by virtue of each SUBLICENSEE’s activities. COMPANY shall use commercially reasonable efforts to enforce the terms of each SUBLICENSE AGREEMENT.

2.05	Notwithstanding anything to the contrary in this AGREEMENT, DUKE hereby retains the right to make, have made, or use DUKE PATENT RIGHTS and DUKE KNOW-HOW for its own educational, research, publication, and clinical purposes without restriction and without payment of royalties or other fees. Further, DUKE shall have the right to provide materials which are within the scope of the claims of the DUKE PATENT RIGHTS (hereinafter such materials referred to as “DUKE MATERIALS”) to governmental laboratories and to other institutions of higher learning and research for non-commercial purposes without restriction and without payment of royalties or other fees provided that each such transfer from an INVESTIGATOR’s laboratory at DUKE shall be subject to an executed materials transfer agreement, a form of which is set forth in APPENDIX A attached hereto (“MTA”). The terms of such MTA shall not be substantially modified without the prior written consent of COMPANY, such consent not to be unreasonably withheld.

2.06	Notwithstanding anything to the contrary in this AGREEMENT and for avoidance of doubt, it is understood and acknowledged that nothing in this AGREEMENT shall be construed to restrict DUKE from using the DUKE KNOW-HOW as it sees fit (which shall include, but shall not be limited to, the transferring of DUKE KNOW-HOW to any THIRD PARTY, provided that in doing so it does not grant such THIRD PARTY rights to any of the DUKE PATENT RIGHTS granted to COMPANY under this AGREEMENT).

2.07	During the term of this AGREEMENT and to the extent that such inventions are not restricted by other contractual arrangements, DUKE shall disclose to COMPANY, on a non-exclusive confidential basis, those inventions submitted to the DUKE University Office of Science and Technology (“UOST”) that are developed during the term of this AGREEMENT by the following Duke personnel during their term of employment with DUKE and/or employees or students working in such personnel’s laboratory at Duke, and that have applications in the following fields:

Duke Personnel		Fields

Bruce Sullenger, Ph.D.	(a)	Improvements on in vitro selection of aptamers technology;
	(b)	Aptamers; and
	(c)	Drug-antidote pairs.

Chris Rusconi, Ph.D.	(a)	Improvements on in vitro selection of aptamers technology;
	(b)	Aptamers; and
	(c)	Drug-antidote pairs.

Eli Gilboa, Ph.D.	(a)	Improvements on in vitro selection of aptamers technology;
	(b)	Aptamers; and
	(c)	Drug-antidote pairs.

COMPANY shall have the right to request to enter into good faith negotiations with DUKE for licenses of such disclosed inventions. Upon receipt of COMPANY’s written request as regards one or more subject disclosed inventions, DUKE and COMPANY shall enter into good faith negotiations for such licenses, subject to any other obligations of DUKE with respect to the subject inventions at the time such written request is received by DUKE.

2.08

The licenses granted under this AGREEMENT will not be construed to confer any rights upon COMPANY by implication, estoppel or otherwise as to any data, technology, know-how, patents, patent applications or other property rights held technology, know-how, patents, patent applications or other property rights held by DUKE (solely or jointly) not specifically set forth herein, regardless of whether such property rights are dominant or subordinate to any of the DUKE PATENT RIGHTS.

2.09	DUKE hereby discloses to COMPANY and COMPANY acknowledges that the research leading to the INVENTIONS, DUKE PATENT RIGHTS, and DUKE KNOW-HOW was funded in part by the U.S. Government, and the parties agree that, notwithstanding any use of descriptive terms such as “exclusive” in Section 2.01 herein and elsewhere in this AGREEMENT, the U.S. Government has certain rights in the INVENTIONS, DUKE PATENT RIGHTS and DUKE KNOW-HOW as set forth in 37 C.F.R. §~401 et seq. COMPANY agrees to comply with all obligations resulting from such government rights, including, but not limited to, the requirement that any products sold in the United States based upon such technology be substantially manufactured in the United States.

2.10	The license granted hereunder shall be subject to Public Law 96-517 and Public Law 98-620. Any right granted in this AGREEMENT which is greater than that permitted under Public Law 96-517 and Public Law 98-620 shall be modified as may be required to conform with the provisions of those laws.

ARTICLE 3 – LICENSE FEE, ROYALTIES AND OTHER FEES

3.01	In consideration of the rights to the INVENTIONS and DUKE PATENT RIGHTS granted to COMPANY pursuant to this AGREEMENT and subject to the terms and conditions of this AGREEMENT, COMPANY agrees to pay or otherwise compensate DUKE as follows:

(a)	Equity Consideration. COMPANY shall issue to DUKE a number of shares of COMPANY’s common stock equal to one-half (1/2) of the greater of (i) the total number of COMPANY shares to which Christopher P. Rusconi, Ph.D. has ownership rights as of the EFFECTIVE DATE or (ii) the total number of COMPANY shares to which Bruce A. Sullenger, Ph.D. has ownership rights as of the EFFECTIVE DATE (such stock to DUKE hereinafter referred to as “DUKE INITIAL STOCK”). In addition, in the event of a subsequent grant of shares of COMPANY common stock to either or both Christopher P. Rusconi, Ph.D. and/or Bruce A. Sullenger, Ph.D. prior to the closing of an INTERIM FINANCING (as such term is hereinafter defined), then DUKE shall be issued a number of shares of COMPANY’s common stock such that DUKE shall have an aggregate number of shares of COMPANY’s common stock equal to one-half (1/2) of the greater of (y) the cumulative, total number of COMPANY shares to which Christopher P. Rusconi, Ph.D. has ownership rights prior to the closing of an INTERIM FINANCING or (z) the cumulative, total number of COMPANY shares to which Bruce A. Sullenger, Ph.D. has ownership rights prior the closing of an INTERIM FINANCING (such additional stock to DUKE referred to as “DUKE ADDITIONAL STOCK,” together DUKE INITIAL STOCK and DUKE ADDITIONAL STOCK hereinafter collectively referred to as “DUKE STOCK”). For the purposes hereof, the term “INTERIM FINANCING” will mean the issuance and sale of COMPANY’s equity securities to certain investors in an amount resulting in gross proceeds to COMPANY of at least four million seven hundred thousand dollars (US$4,700,000) (including the conversion of outstanding aggregate principal and accrued interest in the amount of approximately three million two hundred fifteen thousand and fifty-three dollars (US$3,215,053)). COMPANY shall issue one or more certificates representing the DUKE STOCK directly to DUKE in the name of “Duke University.” A certificate evidencing DUKE INITIAL STOCK shall be delivered to DUKE within thirty (30) days of the EFFECTIVE DATE. In the event that Christopher P. Rusconi, Ph.D., and/or Bruce A. Sullenger, Ph.D. (as the case may be) is granted ownership rights in additional COMPANY shares prior to the closing of an INTERIM FINANCING, then each such time, a certificate evidencing DUKE ADDITIONAL STOCK shall be delivered to DUKE within thirty (30) days of such granting of additional COMPANY shares to Christopher P. Rusconi, Ph.D. and/or Bruce A. Sullenger, Ph.D. (as the case may be). It is understood and agreed that, notwithstanding anything to the contrary in this AGREEMENT, any and all of DUKE STOCK is non-refundable.

Further, it is understood and agreed that unless and until COMPANY closes an INTERIM FINANCING, DUKE shall receive not later than sixty (60) days immediately following the end of each calendar quarter (i.e., March, June, September and December) written reports from COMPANY, including copies of COMPANY’s unaudited financial statements for the then-completed calendar quarter (hereinafter such quarter reports referred to as “COMPANY QUARTERLY REPORTS”). Such COMPANY QUARTERLY REPORTS shall be in addition to those required under Sections 502 and 503 It is understood and acknowledged that (aa) twenty-five percent (25%) of the DUKE STOCK shall be deemed to be allocated as equity consideration for the rights granted under this AGREEMENT to the INVENTIONS described in the University Office of Science and Technology Combined File #1708 and corresponding DUKE PATENT RIGHTS and (bb) seventy-five percent (75%) of the DUKE STOCK shall be deemed to be allocated as equity consideration for the rights granted under this AGREEMENT to the INVENTION described in the University Office of Science and Technology File #1897 and corresponding DUKE PATENT RIGHTS.

(b)(1)

Royalties on NET SALES of LICENSED PRODUCTS, LICENSED SERVICES, and COMBINATION LICENSED PRODUCTS/SERVICES. At the times and in the manner set forth hereinafter, COMPANY shall pay to DUKE a non-refundable running royalty of [*] on NET SALES of all LICENSED PRODUCTS, LICENSED SERVICES and COMBINATION LICENSED PRODUCTS/SERVICES by COMPANY and/or COMPANY AFFILIATES (as the case may be) (hereinafter such running royalty on NET SALES OF LICENSED PRODUCTS, LICENSED SERVICES, and COMBINATION LICENSED PRODUCTS/SERVICES referred to as the “COMPANY RUNNING ROYALTIES”). In addition, at the times and in the manner set forth hereinafter, COMPANY shall pay to DUKE for each SUBLICENSEE [*] (hereinafter such royalty due DUKE under the preceding point (i) and/or (ii) (as the case may be) referred to as “SUBLICENSE ROYALTIES”). It is understood and agreed that subject SUBLICENSE ROYALTIES may be subject to point (ii) in Section 3.01(b)(2) below. For avoidance of doubt, it is understood and agreed that SUBLICENSE ROYALTIES shall not be due to DUKE on payments to COMPANY that constitute either (w) negotiated upfront or success-based milestone payments; (x) payment of expenses incurred by COMPANY that directly relate to the development of LICENSED PRODUCT, and/or LICENSED SERVICES; (y) reimbursement of expenses incurred by COMPANY that directly relate to pursuit and/or maintenance of the DUKE PATENT RIGHTS; or (z) an equity investment by a commercial third party (but solely to the extent that such investment is at a price equal to or less than one hundred percent (100%) of the fair market value of COMPANY stock sold in such investment. Further, notwithstanding anything to the contrary in this AGREEMENT or in any sublicense thereof, in addition to the COMPANY RUNNING ROYALTIES and

SUBLICENSE ROYALTIES set forth in this Section 3.0l(b)(1), DUKE shall also receive from COMPANY the PERFORMANCE MILESTONE PAYMENTS set forth in Section 3.01(c).

(b)(2)	Reductions in Royalties Due to THIRD PARTY licenses. In the event that it is reasonably determined by COMPANY that one or more THIRD PARTY licenses is required to practice the DUKE PATENT RIGHTS associated with one or more LICENSED PRODUCTS and/or LICENSED SERVICES, (as the case may be), COMPANY shall be entitled to, as appropriate for the practice of the subject DUKE PATENT RIGHTS associated with the subject LICENSED PRODUCTS, LICENSED SERVICES, and/or COMBINATION LICENSED PRODUCTS/ SERVICES (as the case may be) in the appertaining countries for which the THIRD PARTY licenses with COMPANY are effective, (i) reduce the subject COMPANY RUNNING ROYALTIES for the appertaining LICENSED PRODUCTS, LICENSED SERVICES, and/or COMBINATION LICENSED PRODUCTS/SERVICES (as the case may be) due to DUKE in appertaining countries by [*] of the royalty paid by COMPANY to the appertaining THIRD PARTY for the appertaining licenses in the appertaining country(ies), but in no event shall the subject COMPANY RUNNING ROYALTIES for the appertaining LICENSED PRODUCTS, LICENSED SERVICES, and/or COMBINATION LICENSED PRODUCTS/SERVICES (as the case may be) due to Duke in any appertaining country be less than [*] (excluding any SUBLICENSE ROYALTIES for the purposes of the foregoing determination) or (ii) reduce the subject SUBLICENSE ROYALTIES for the appertaining LICENSED PRODUCTS, LICENSED SERVICES, and/or COMBINATION LICENSED PRODUCTS/ SERVICES (as the case may be) due to DUKE under Section 301(b)(1)(n) by [*] of the royalty due to the appertaining THIRD PARTY for the appertaining licenses in the appertaining country(ies), but in no event shall the subject SUBLICENSE ROYALTIES due to Duke under Section 3.01(b)(1)(ii) for the appertaining LICENSED PRODUCTS, LICENSED SERVICES, and/or COMBINATION LICENSED PRODUCTS/SERVICES (as the case may be) be reduced to less than [*] on NET SALES of appertaining LICENSED PRODUCTS, LICENSED SERVICES, and/or COMBINATION LICENSED PRODUCTS/SERVICES (as the case may be) in any appertaining countries by the subject SUBLICENSEE.

(c)	Milestone Payments. In addition to the COMPANY RUNNING ROYALTIES and the SUBLICENSE ROYALTIES, COMPANY will make non-creditable, non-refundable payments to DUKE in the amounts set forth below upon first achievement of each of the specified milestones by COMPANY, COMPANY AFFILIATES, and/or SUBLICENSEES (hereinafter such payments referred to as “PERFORMANCE MILESTONE PAYMENTS”):

Milestones	Payments

(a) [*]	[*]

(b) [*]	[*]

(c) [*]	[*]

(d) [*]	[*]

(e) [*]	[*]

Each subject PERFORMANCE MILESTONE PAYMENT shall be due and payable within thirty (30) days of achievement of the applicable milestone by COMPANY, its AFFILIATE, and/or its SUBLICENSEE (as the case may be, depending upon which such party first achieves each subject milestone) For avoidance of doubt and notwithstanding anything to the contrary in this AGREEMENT, it is understood and agreed that PERFORMANCE MILESTONE PAYMENTS (w) shall be credited only to the stated milestone and no other, (x) shall not be creditable against COMPANY RUNNING ROYALTIES or any other payments, fees, reimbursements, or the like due to DUKE under this AGREEMENT, (y) shall be non-refundable, and (z) shall not be subject to any stacking or other provision which may diminish the amounts of any PERFORMANCE MILESTONE PAYMENT.

3.02	Notwithstanding reports, correspondence or other communications from COMPANY, it is understood that DUKE shall, in accordance with its policies and procedures, apply any amounts received from COMPANY under the terms of this AGREEMENT as follows:

(a)	first to reimbursable expenses, including but not limited to applicable DUKE PATENT RIGHTS EXPENSES as set forth in Article 6 herein; and

(b)	thereafter to such COMPANY RUNNING ROYALTIES, milestone payments, and other payments as may be due in accordance with all the terms of this AGREEMENT.

Application of amounts received under (a) above shall in no respect alter the aggregate amount due to DUKE.

3.03	Notwithstanding anything to the contrary in this AGREEMENT, except as expressly set forth in Section 1.16, all payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed by any government and which shall be paid by COMPANY (and/or its appertaining AFFILIATES and/or SUBLICENSEES, as the case may be).

3.04	All payments due from COMPANY pursuant to this AGREEMENT shall be due and payable in accordance with the terms and conditions of this AGREEMENT, and if a payment due pursuant to this AGREEMENT is not paid within thirty (30) days of the payment due date, any such past due amount shall bear interest at the total rate of the prime rate of interest (as established by Wachovia Bank (N.A.), or its successor, as the case may be) plus three percent (3%) as of the due date of such payment unless such total rate of interest exceeds the maximum legal limit of interest under appertaining North Carolina law, in which case the maximum legal limit of interest under appertaining North Carolina law shall apply. The payment of such interest shall not foreclose DUKE from exercising any other rights it may have as a consequence of the lateness of any payment.

3.05	No multiple royalties on NET SALES shall be payable to DUKE on a single LICENSED PRODUCT and/or LICENSED SERVICE based on the fact that such LICENSED PRODUCT and/or LICENSED SERVICE (or the manufacture, having manufactured, use, importation, export, or sale thereof) practices more than one of the INVENTIONS, more than one claim in any of the DUKE PATENT RIGHTS, and/or more than one of the DUKE PATENT RIGHTS.

3.06	All payments due to DUKE under this AGREEMENT shall be paid in United States Dollars in Durham, North Carolina, or at such place as DUKE may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with such payments due hereunder, such conversion shall be made by using the exchange rate prevailing at Wachovia Bank (N.A.) (or its successor, as the case may be) on the last business day of the reporting period to which such payments relate. If payments are made by wire, electronic or other transfer form for which a fee is charged (“PAYMENT TRANSFER FEES”), COMPANY shall be responsible for the full amount of such PAYMENT TRANSFER FEES and shall use reasonable efforts to pay such fees prior to or at the time of such transfer so that the PAYMENT TRANSFER FEES are not passed on to DUKE. In the event that any such PAYMENT TRANSFER FEES are paid by DUKE, COMPANY shall pay promptly reimburse DUKE for DUKE’s payment of such PAYMENT TRANSFER FEES within thirty (30) days of COMPANY’s receipt of invoice of the same from DUKE.

3.07	Payments due to DUKE pursuant to Sections 3.01(b) or 3.01(c) and/or otherwise relating to DUKE PATENT RIGHTS shall cite the appertaining DUKE INVENTION file number(s) (that is, Office of Science and Technology Combined File #1709 and/ or Office of Science and Technology File #1897). All payments due to DUKE under this AGREEMENT shall be made payable to “Duke University.” Payments may be made by wire or electronic transfer, provided that an accompanying notice is delivered with reference to the pertinent DUKE file numbers and PAYMENT TRANSFER FEES associated with such wire or electronic transfer are paid in full by COMPANY (and/or appertaining SUBLICENSEES, as the case may be) at the time of such transfer or within thirty (30) days of receipt of invoice from DUKE for the same as set forth in Section 3.06. All payments due to DUKE, as well as reports due to DUKE in accordance with Sections 5.02 and 5.03, shall be sent to DUKE at the following address:

For delivery via the US. Postal Service:

Duke University Office of Science and Technology

Attention: Financial Administrator

Box 90083 Duke University

Durham, NC 27708 USA

For delivery via nationally/internationally recognized courier:

Duke University Office of Science and Technology

Attention: Financial Administrator

2020 West Main Street, Suite 10

Durham, NC 27705 USA

For payment via wire transfer:

BANK:	Wachovia Bank, N.A. Charlotte, NC USA
ABA#	053 000 219 (Domestic wires only)
SWIFT CODE:	PNBPUS33 (Foreign wires only)
BENEFICIARY:	Duke University Concentration Account
ACCOUNT NO.:	202374-0253053
ATTENTION:	Daphyne Daniels, OST, 919-684-2336

3.08	DUKE and COMPANY acknowledge that in partial consideration for the rights to the INVENTIONS and DUKE PATENT RIGHTS granted under this AGREEMENT, COMPANY has issued and/or will issue COMPANY stock to the INVESTIGATORS. COMPANY is obligated to negotiate in good faith with each of the INVESTIGATORS for INVESTIGATOR COMPENSATION, such INVESTIGATOR COMPENSATION to reflect the respective INVESTIGATOR’s contribution to the INVENTIONS. For the purposes of this AGREEMENT, “INVESTIGATOR COMPENSATION” shall mean equity in COMPANY, royalties, and/or all other considerations to INVESTIGATORS paid by COMPANY in recognition of the respective INVESTIGATOR’s contribution to the INVENTIONS.

ARTICLE 4 – DUE DILIGENCE REQUIREMENTS

4.01	COMPANY shall use reasonable best efforts to bring LICENSED PRODUCTS and/or LICENSED SERVICES to market through a thorough, vigorous and diligent program for exploitation of the DUKE PATENT RIGHTS, (including, but not limited to, vigorous and diligent pursuit of any required governmental approvals) and to continue active, diligent marketing efforts for LICENSED PRODUCTS and/or LICENSED SERVICES throughout the life of this AGREEMENT.

4.02	Intentionally deleted.

4.03	During the term of this AGREEMENT, COMPANY will submit annual progress reports to DUKE as set forth in Section 5.02. DUKE shall have the right to request one (1) meeting per year to discuss such information with representatives of COMPANY at mutually acceptable times and places It is agreed that should any of DUKE’s personnel be required by COMPANY to consult with COMPANY outside of Durham, North Carolina (in their respective capacities as DUKE personnel), COMPANY shall reimburse reasonable travel and living expenses incident thereto.

ARTICLE 5 – REPORTS AND RECORDS

5.01	COMPANY shall keep full, true and accurate books of accounts and other records containing all particulars which may be necessary to properly ascertain and verify the amounts payable to DUKE hereunder and shall require COMPANY AFFILIATES and SUBLICENSEES, as the case may be, to do the same. Said books of account shall be kept at COMPANY’s, COMPANY AFFILIATES’, and SUBLICENSEES’ (as the case may be) respective principal place of business or the principal place of business of the appropriate division of COMPANY, COMPANY AFFILIATE, and/or SUBLICENSEE (as the case may be) to which this AGREEMENT relates. Said books and the supporting data shall be open at mutually agreed upon times during regular business hours for five (5) years following the end of the calendar year to which they pertain, to the audit of DUKE or a mutually acceptable certified public accountant for the purpose of verifying COMPANY’s, COMPANY AFFILIATES’, and/or SUBLICENSEE’s (as the case may be) royalty statement or compliance in other respects with this AGREEMENT. Notwithstanding the foregoing, DUKE shall not exercise its rights to audit such books and records more than once in any calendar year. Each such audit shall be conducted at DUKE’s expense, unless such audit reveals that COMPANY has underpaid COMPANY RUNNING ROYALTIES and/or SUBLICENSE ROYALTIES due to DUKE by greater of (i) fifty thousand dollars (US$50,000) or more, or five percent (5%) or more, in which case COMPANY shall reimburse DUKE for the out-of-pocket cost of such inspection in addition to any amounts due to DUKE, such amounts to be subject to the provisions of Section 3.04.

5.02

COMPANY shall report the status of development of each LICENSED PRODUCT and LICENSED SERVICE annually to DUKE by August 31st of each year. Such report shall include descriptions of COMPANY’s, COMPANY AFFILIATES’ and/or SUBLICENSEES’ (as the case may be) plans and commercially reasonable estimated timeframes for testing, development, governmental approvals and marketing/sale of each LICENSED PRODUCT and LICENSED SERVICE and shall provide progress reports on the actual development, evaluation, testing, and commercialization of each LICENSED PRODUCT and LICENSED SERVICE, including, but not limited to, notification of the first commercial sale of each LICENSED PRODUCT and LICENSED SERVICE.

5.03

After the first commercial sale of a LICENSED PRODUCT and/or LICENSED SERVICE, and in addition to the reports required under Section 5.02, COMPANY shall render to DUKE prior to February 28th and August 31st of each year a written account of the NET SALES of LICENSED PRODUCTS and/or LICENSED SERVICES made by COMPANY, COMPANY AFFILIATES, and/or SUBLICENSEES (as the case may be) by during the prior six-month period ending December 31315t St and June 30thi, respectively, and shall simultaneously pay to DUKE the COMPANY RUNNING ROYALTIES due on such NET SALES of LICENSED PRODUCTS and/or LICENSED SERVICES in United States dollars Reports tendered shall include the calculation of COMPANY RUNNING ROYALTIES by product by country in substantially the format provided in APPENDIX B attached hereto.

ARTICLE 6 – PATENTS

6.01	Patent Prosecution

(a)

Except as expressly set forth in Section 6.01(b), DUKE shall, at its sole discretion, apply for, prosecute, and maintain the DUKE PATENT RIGHTS during the term of this AGREEMENT. DUKE will use reasonable commercial efforts to file, prosecute and maintain the DUKE PATENT RIGHTS. DUKE shall notify COMPANY in writing prior to filing any patent application within the DUKE PATENT RIGHTS DUKE will keep COMPANY advised as to all developments with respect to, and will promptly deliver to COMPANY (or cause DUKE’s patent counsel promptly to deliver to COMPANY) all official documents and correspondence relating to the prosecution of, the DUKE PATENT APPLICATIONS, and/or applicable or related continuation, continuation-in-part and reissue application(s) within the DUKE PATENT RIGHTS and respecting the maintenance and validity of all DUKE PATENTS issued or issuing with respect thereto COMPANY will have (i) the right to review DUKE PATENT APPLICATIONS and to make recommendations regarding the prosecution of such DUKE PATENT APPLICATIONS, (ii) the right to receive such DUKE PATENT APPLICATIONS and related official documentations at such time as to allow a reasonable period for review thereof prior to any applicable deadline for filing or responding, and (iii) the right to request amendments of any such DUKE PATENT APPLICATION to include claims or arguments as may be appropriate for obtaining a patent claiming commercially relevant inventions. DUKE shall comply with all reasonable recommendations provided by COMPANY with respect to the prosecution and maintenance of patent applications and patents within the DUKE PATENT RIGHTS. Upon request by DUKE and/or its agents, COMPANY shall promptly inform DUKE in writing which non-U.S. countries, if any, in which COMPANY desires patent protection and DUKE PATENT RIGHTS shall reflect such designations provided that COMPANY bears the associated costs as set forth in Section 6.02(a). DUKE may elect to seek patent protection in countries not so designated by COMPANY, in which case DUKE shall notify COMPANY in writing of such election, and from the date of such filing of such DUKE PATENT APPLICATION by DUKE in such undesignated countries, such DUKE PATENT APPLICATIONS and resulting DUKE PATENTS shall not be considered DUKE PATENTS RIGHTS (and/or DUKE PATENT APPLICATIONS and/or DUKE PATENTS as the case may be) in such countries and COMPANY shall be deemed to have forfeited all rights under this AGREEMENT to such DUKE PATENT APPLICATIONS and resulting DUKE PATENTS in such countries Accordingly, DUKE shall be free to license such DUKE PATENTS and DUKE PATENT APPLICATIONS to THIRD PARTIES or otherwise dispose of such DUKE PATENTS and DUKE PATENT APPLICATIONS as it deems appropriate. It is understood and agreed that all final decisions with respect to prosecution and maintenance of DUKE PATENT RIGHTS pursuant to this Section 6.01(a) are reserved to DUKE.

(b)

COMPANY shall have the right to assume primary responsibility for all activities associated with the prosecution of DUKE PATENT RIGHTS during the term of this AGREEMENT, provided that it first provides DUKE with written notice of its desire to assume such responsibilities and obtains DUKE’s written approval of the legal counsel that COMPANY shall retain for such purposes, such approval not to be unreasonably withheld or delayed (It is acknowledged that DUKE does hereby give approval to COMPANYs choice of Sherry M Knowles, Esquire of King & Spalding LLP in Atlanta to serve as legal counsel for the purposes of this Section 601(b)) DUKE acknowledges and agrees that COMPANY has previously assumed, pursuant to the appertaining provisions of the OPTION AGREEMENT, primary responsibility for all activities associated with the prosecution and maintenance of DUKE PATENT RIGHTS and intends to retain such responsibility during the term of this AGREEMENT. It is understood and agreed that DUKE shall provide COMPANY reasonable assistance with respect to the filing, prosecution, and maintenance of DUKE PATENT RIGHTS, including, but not limited to execution of documents relating to ownership of DUKE PATENT RIGHTS. It is further understood and agreement that COMPANY shall keep DUKE advised as to the status of the DUKE PATENT RIGHTS and COMPANY’s designated patent attorneys will provide DUKE, in a timely manner, with copies of all official documents and correspondence relating to the prosecution, maintenance, and validity of the appertaining DUKE PATENT RIGHTS. COMPANY shall consult with DUKE in such prosecution and maintenance, shall diligently seek advice of DUKE on all matters pertaining to the DUKE PATENT RIGHTS, shall diligently seek appropriate claims under the DUKE PATENT RIGHTS, and shall not abandon prosecution of any DUKE PATENT RIGHTS without first notifying DUKE in a timely manner of COMPANY’s intention and reason therefor, and providing DUKE with reasonable opportunity to assume responsibility for prosecution and maintenance of the appertaining DUKE PATENT RIGHTS (which thereafter shall be subject to the provisions of Section 6.02(b) as regards status as DUKE PATENT RIGHTS and LICENSED PRODUCTS and LICENSED SERVICES and COMPANY’s rights therein) Notwithstanding the foregoing or anything to the contrary in this AGREEMENT, it is understood and agreed all final decisions with respect to the prosecution and maintenance of the DUKE PATENT RIGHTS by COMPANY pursuant to this Section 601(b) shall be made by COMPANY, subject to the approval of DUKE, such approval not to be unreasonably withheld or delayed. COMPANY’s obligations under this Section 6.01(b) shall include, without limitation, an obligation to inform DUKE in a timely manner (no less than thirty (30) days prior to the appertaining filing deadlines) that COMPANY will not pursue patents in any non-US country so that DUKE may pursue such patents if it so desires in which case, from the date of such filing of such DUKE PATENT APPLICATIONS by DUKE, such DUKE PATENT APPLICATIONS and resulting DUKE PATENTS shall not be considered DUKE PATENT RIGHTS (and/or DUKE PATENT APPLICATIONS and/or DUKE PATENTS, as the case may be) in such non-U.S. country and COMPANY shall be deemed to have forfeited all rights under this AGREEMENT to such DUKE PATENT APPLICATIONS and resulting DUKE PATENTS in such non-US country Accordingly, DUKE shall be free to license such DUKE PATENTS and DUKE PATENT APPLICATIONS to THIRD PARTIES or otherwise dispose of such DUKE PATENTS and DUKE PATENT APPLICATIONS as it deems appropriate For avoidance of doubt, it is understood that COMPANY shall assume direct and full responsibility for payment of DUKE PATENT RIGHTS EXPENSES it incurs as a result of its assumption of responsibility for prosecution of DUKE PATENT RIGHTS under this Section 6.01(b).

6.02	Patent Costs.

(a)

During the term of this AGREEMENT, payment of all DUKE PATENT RIGHTS EXPENSES relating to the filing, prosecution, and maintenance of the DUKE PATENT RIGHTS shall be the responsibility of COMPANY, whether such DUKE PATENT RIGHTS EXPENSES were incurred before or after the EFFECTIVE DATE of this AGREEMENT. For avoidance of doubt and notwithstanding anything to the contrary in this AGREEMENT, it is understood and agreed that except in cases in which COMPANY declines interest in non-U.S. patent pursuit for subject DUKE PATENT APPLICATIONS, COMPANY shall be responsible for all DUKE PATENT RIGHTS EXPENSES associated with the preparation and filing of the PCT application(s) contained within the DUKE PATENT RIGHTS as well as all DUKE PATENT RIGHTS EXPENSES associated with filing, prosecution, and maintenance of the DUKE PATENT

RIGHTS. COMPANY shall pay all such DUKE PATENT RIGHTS EXPENSES within thirty (30) days of receipt of an invoice for the same, and failure to pay each such invoice within such thirty (30) day period shall be a default hereunder for which DUKE may terminate this AGREEMENT in accordance with Section 10.05. In addition to the foregoing, within thirty (30) days of the EFFECTIVE DATE, COMPANY shall pay to DUKE the amount of [*] as reimbursement for DUKE PATENT RIGHTS EXPENSES that were incurred by DUKE and for which invoices had been received and processed by DUKE prior to the EFFECTIVE DATE, but for which COMPANY has riot previously made payment to DUKE under the OPTION AGREEMENT. (DUKE acknowledges and agrees that COMPANY has previously paid to DUKE, pursuant to the OPTION AGREEMENT, an amount in excess of ninety-one thousand dollars (USS 91,000) as reimbursement for DUKE PATENT RIGHTS EXPENSES). If at any time COMPANY fails to reimburse DUKE for any DUKE PATENT RIGHTS EXPENSES within the thirty (30) day period following receipt of a subject invoice, then henceforth during the term of this AGREEMENT, DUKE may, at its sole discretion, require COMPANY to make payment for estimated associated DUKE PATENT RIGHTS EXPENSES (which estimates shall reasonably be made in good faith by the patent counsel prosecuting the DUKE PATENT RIGHTS) pfj9r to incurring such DUKE PATENT RIGHTS EXPENSES, including, but without limitation, DUKE PATENT RIGHTS EXPENSES associated with national phase filings of DUKE PATENT APPLICATIONS, preparation and filing of responses to patent office actions on DUKE PATENT APPLICATIONS, such requirement by DUKE not to preclude DUKE from exercising any other recourse it may have under this AGREEMENT as regards lack of prompt reimbursement of DUKE PATENT RIGHTS EXPENSES by COMPANY.

(b)	If COMPANY decides to discontinue the financial support of the prosecution or maintenance of a subject DUKE PATENT APPLICATION or DUKE PATENT, COMPANY will give DUKE timely written notice at least thirty (30) days in advance of the effective date of COMPANY’s decision and DTJKE will be free to continue prosecution or maintenance of any such DUKE PATENT APPLICATION) or DUKE PATENTS (as the case may be) and to maintain any protection issuing thereon in the U.S. and in any foreign country at DUKE’s sole expense. In such instances, from the effective date specified in such written notice from COMPANY, such DUKE PATENT(S) and/or DUKE PATENT APPLICATION(S) shall no longer be considered to fall within the definition of DUKE PATENT RIGHTS and as of such date COMPANY shall be deemed to have forfeited all rights under this AGREEMENT to the subject issued DUKE PATENT(s) and/or subject DUKE PATENT APPLICATIONS and DUKE PATENT(s) arising from such DUKE PATENT APPLICATIONS. Accordingly, DUKE shall be free to license such DUKE PATENT(S) and DUKE PATENT APPLICATION(S) to THIRD PARTIES or otherwise dispose of such DUKE PATENT(S) and DUKE PATENT APPLICATION(S) as it deems appropriate.

6.03	COMPANY agrees to mark the LICENSED PRODUCTS, and/or their containers, labels, and/or other packaging (as the case may be), in such a manner as to conform to the patent laws and regulations of the country of manufacture or sale, as appropriate.

6.04	It is understood and agreed that ownership of any inventions, discoveries, and/or improvements relating to the INVENTIONS made subsequent to the EFFECTIVE DATE shall reflect inventorship as determined in accordance with U.S. patent laws. For avoidance of doubt and notwithstanding anything to the contrary in this AGREEMENT, it is understood and acknowledged that any inventions, discoveries, and/or improvements relating to the INVENTIONS made by one or both of the INVESTIGATORS in the performance of his/their respective responsibilities to DUKE (if any) shall belong to DUKE (either solely, or jointly with COMPANY and/or any THIRD PARTIES, as the case may be, depending upon inventorship determined in accordance with U.S. patent laws) and shall fall within the scope of the DUKE PATENT RIGHTS LICENSE granted hereunder to the extent, but only to the extent, that such inventions, discoveries, and/or improvements do not constitute PATENTABLY DISTINCT subject matter.

ARTICLE 7 – INFRINGEMENT OF THIRD-PARTY RIGHTS

7.01	In the event that DUKE or COMPANY, COMPANY AFFILIATES, and/or SUBLICENSEES is charged with infringement of a patent by a THIRD PARTY or is made a party in a civil action as a result of the activity of COMPANY, COMPANY AFFILIATE(S) and/or SUBLICENSEE(S) (and not from the activity of DUKE or DUKE AFFILIATES other than the granting of the LICENSES to COMPANY) as a result (directly or indirectly) of the LICENSES granted hereunder to COMPANY, COMPANY:

(a)	must defend and/or settle any such claim of infringement or civil action;

(b)	must assume all costs, expenses, damages, and other obligations for payments incurred as a consequence of such charges of infringement and/or civil action;

(c)	must indemnify and hold DUKE harmless from any and all damages, losses, liability, and costs resulting from a charge of infringement or civil action which shall be brought against DUKE and attributable to technology added to, incorporated into or sold with a LICENSED PRODUCT and/or LICENSED SERVICE by COMPANY, COMPANY AFFILIATES, and/or SUBLICENSEES (as the case may be) or to manufacturing processes utilized by COMPANY, COMPANY AFFILIATES and/or SUBLICENSEES (as the case may be); and

(d)	may, if such claim of infringement or civil action shall be based on patent claims contained in any pending or issued patent included in the DUKE PATENT RIGHTS, terminate this AGREEMENT effective immediately upon DUKE’s receipt of written notice of termination.

For avoidance of doubt, COMPANY shall have no obligation to indemnify, defend, or hold harmless DUKE from or against any claims, damages, or civil actions to the extent, and only to the extent, that such claims, damages, and/or civil actions (y) are caused by the negligence or willful misconduct of DUKE, DUKE employees, DUKE faculty members, students, and/or agents acting solely within the performance of their respective responsibilities at DUKE, or (z) result from activities constituting a material breach of this AGREEMENT by DUKE.

7.02	DUKE will give COMPANY reasonable assistance, at COMPANY’s expense, in the defense of any such infringement charge or lawsuit, as may be reasonably required. COMPANY shall reimburse DUKE for such expenses within thirty (30) days of receiving an invoice for the same and failure to pay each such invoice within such thirty (30) day period shall be a default hereunder for which DUKE may terminate this AGREEMENT in accordance with Section 10.05.

ARTICLE 8 – INFRINGEMENT OF DUKE PATENT RIGHTS BY THIRD PARTIES

8.01	Each party to this AGREEMENT is obligated to inform the other promptly in writing of any alleged infringement of which it becomes aware and of any available evidence of infringement by a THIRD PARTY of any patents within the DUKE PATENT RIGHTS.

8.02	If during the term of this AGREEMENT, COMPANY becomes aware of any alleged infringement by a THIRD PARTY, COMPANY shall have the right, but not the obligation, to either:

(a)	settle the infringement suit by sublicensing the alleged infringer or by other means; or

(b)	prosecute at its own expense any infringement of the DUKE PATENT RIGHTS, when, in its judgment, such action may be reasonably necessary and justified. In the event COMPANY prosecutes such infringement of DUKE PATENT RIGHTS, COMPANY may, for such purposes and subject to the express, prior written approval of DUKE (such approval not to be unreasonably withheld or delayed), use the name of DUKE as party plaintiff; provided, however, that all costs associated therewith shall be borne by COMPANY.

8.03

In the event that COMPANY undertakes the enforcement and/or defense of the DUKE PATENT RIGHTS by litigation, including any declaratory judgment action, the total cost of any such action commenced or defended solely by COMPANY shall be borne by COMPANY. Any recovery of damages by COMPANY as a result of such action shall be applied first in satisfaction of any unreimbursed expenses and attorneys’ fees of COMPANY relating to the action, and second in satisfaction of unreimbursed legal expenses and attorneys’ fees of DUKE, if any, relating to the action. If applicable, COMPANY shall receive an amount equal to its lost profits, a reasonable royalty on sales of the infringer, or other measure of damages the court shall have applied, less a reasonable approximation of the royalties that COMPANY would have owed to DUKE on NET SALES that may have been made by COMPANY but, instead, were lost to the infringer, which amount shall be paid by COMPANY to DUKE within sixty (60) days of COMPANY’s receipt of such money. Any balance remaining from such recovery shall be retained by COMPANY and distributed between COMPANY and DUKE with COMPANY receiving seventy-five percent (75%) and DUKE receiving twenty-five percent (25%), such amounts to be paid by COMPANY to DUKE within sixty (60) days of COMPANY’s receipt of such money. Any failure by COMPANY to make payments due to DUKE pursuant to this Section 8.03 within such sixty (60) day period shall be a default hereunder for which DUKE may terminate this AGREEMENT in accordance with Section 10.05.

8.04	In the event COMPANY does not undertake action to prevent the infringing activity within three (3) months of having been made aware and notified thereof, DUKE shall have the right, but not the obligation, to prosecute at its own expense any such infringements of the DUKE PATENT RIGHTS and, in furtherance of such right, DUKE may use the name of COMPANY as a party plaintiff in any such suit without expense to COMPANY. The total cost of any such infringement action commenced or defended solely by DUKE shall be borne by DUKE. Any recovery of damages by DUKE for any infringement shall be applied first in satisfaction of any unreimbursed expenses and attorneys’ fees of DUKE relating to the suit, and second toward reimbursement of COMPANY’s reasonable expenses, including reasonable attorneys’ fees, relating to the suit. Any balance remaining from such recovery shall be retained by DUKE and distributed between COMPANY and DUKE with DUKE receiving seventy-five percent (75%) and COMPANY receiving twenty-five percent (25%), such amounts to be paid by DUKE to COMPANY within sixty (60) days of DUKE’s receipt of such money. Any failure by DUKE to make such payments due to COMPANY pursuant to this Section 8.04 within such sixty (60) day period shall be a default hereunder for which COMPANY may terminate this AGREEMENT in accordance with Section 10.05.

8.05	In any infringement suit instituted by either party to enforce the DUKE PATENT RIGHTS, the other party hereto shall, at the request and expense of the party initiating such suit, reasonably cooperate in all respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.06	COMPANY has the sole right in accordance with the terms and conditions of this AGREEMENT to sublicense any DUKE PATENT RIGHTS to an alleged infringer under the DUKE PATENT RIGHTS in order to avoid or settle claims of infringement in the future, such sublicense to be subject to the appertaining terms of this AGREEMENT.

8.07	Any of the foregoing notwithstanding, if at any time during the term of this AGREEMENT any of the DUKE PATENT RIGHTS are held invalid or unenforceable in a decision which is not appealable or is not appealed within the time allowed, COMPANY shall have no further obligations to DUKE with respect to its future use or sale of any LICENSED PRODUCT and/or LICENSED SERVICE covered solely by such DUKE PATENT RIGHTS, including the obligation of paying appertaining COMPANY RUNNING ROYALTIES. For avoidance of doubt, it is understood and agreed that in such event, COMPANY shall not have any damage claim or any claim for refund or reimbursement against DUKE for any amounts previously paid to DUKE under this AGREEMENT, including, but not limited to, the issuance of the DUKE STOCK.

ARTICLE 9 – GOVERNMENT CLEARANCE, PUBLICATION, EXPORT

9.01	Insofar as such clearance is required, COMPANY agrees to use its best efforts to have the LICENSED PRODUCTS and/or LICENSED SERVICES (as the case may be) cleared for marketing in those countries in which COMPANY intends to sell LICENSED PRODUCTS and/or LICENSED SERVICES (as the case may be) by the responsible government agencies requiring such clearance To accomplish said clearances at the earliest possible date, COMPANY agrees to file or have filed any necessary data with said government agencies as quickly as is commercially reasonable.

9.02

It is understood and agreed that, notwithstanding anything to the contrary in this AGREEMENT, the right of publication/public disclosure of the DUKE PATENT RIGHTS shall reside in the INVENTORS, faculty, staff, and students of DUKE. However, for a period of three (3) years from the EFFECTIVE DATE, DUKE agrees to submit to COMPANY for its review (via the appertaining INVESTIGATOR(S)) at least thirty (30) days prior to submission for publication or, in the case of an oral public disclosure, at least twenty-one (21) days prior to the submission of the abstract of the oral public disclosure or the oral public disclosure itself (whichever is earlier), a copy of a substantially complete draft of any proposed publication or public disclosure disclosing research performed at DUKE by one or more INVESTIGATORS which relates to the DUKE PATENT RIGHTS. COMPANY shall have the right to have deleted from such publication/public disclosures any information provided by COMPANY which falls within the obligations of confidentiality and restricted use set forth in Article 11 herein. If no response from COMPANY is received by the appertaining INVESTIGATOR(S) within thirty (30) days of COMPANY’s receipt a substantially complete draft of such proposed publication or within twenty-one (21) days of receipt of a substantially complete draft of such proposed public disclosure (as the case may be), it will be conclusively presumed that the proposed publication or public disclosure may proceed without delay. If, however, COMPANY notifies the appertaining INVESTIGATOR(S) within the thirty (30) day period or twenty-one (21) day period (as the case may be) that the proposed publication or public disclosure contains information belonging to COMPANY for which DUKE has obligations of confidentiality under Article 10 that COMPANY wishes be deleted from the proposed publication or disclosure, such INVESTIGATOR(S) shall make such deletions Further, if COMPANY notifies DUKE within the thirty (30) day period or twenty-one (21) days period (as the case may be) that the proposed publication or public disclosure contains potentially patentable information which falls within the definition of the DUKE PATENT RIGHTS, then the proposed publication or public disclosure shall be delayed for a period not to exceed an additional sixty days (60) days to allow the filing of patent applications which are mutually agreed upon by COMPANY and DUKE to be necessary and to fall within the definition of the DUKE PATENT RIGHTS. However, notwithstanding the foregoing or anything else in this AGREEMENT, nothing in this AGREEMENT shall be construed as granting any rights to COMPANY to any of the information, results, and/or inventions, or to any intellectual property rights relating thereto, that may be disclosed in any proposed publication or public disclosure beyond those rights which are expressly granted under this AGREEMENT. DUKE (via the appertaining INVESTIGATOR(S)) agrees to acknowledge or give credit to COMPANY, in keeping with usual academic customs, for any direct contribution that COMPANYs employees may have made to each subject publication or public disclosure.

9.03	This AGREEMENT is subject to all of the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and technology. It is understood that DUKE is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by COMPANY that COMPANY shall not export data or commodities to certain foreign countries without prior approval of such agency. DUKE neither represents that aa license shall not be required nor that, if required, it shall be issued.

ARTICLE 10 – DURATION AND TERMINATION

10.01	This AGREEMENT shall become effective upon the EFFECTIVE DATE, and unless sooner terminated in accordance with any of the provisions herein, shall remain in full force and effect for the life of the last-to-expire or become abandoned of the DUKE PATENT RIGHTS.

10.02	COMPANY may terminate this AGREEMENT by giving DUKE written notice at least three (3) months prior to the effective date of such termination. It is understood that COMPANY shall remain responsible for the timely payment of all amounts due DUKE under this AGREEMENT through the effective date of such termination.

10.03	DUKE may terminate this AGREEMENT in the event that COMPANY fails to (i) issue equity securities resulting in gross proceeds to COMPANY (including the conversion of existing indebtedness) of at least [*], within one (1) year following the EFFECTIVE DATE, or (ii) issue equity securities resulting in gross proceeds to COMPANY (including the conversion of existing indebtedness) of at least [*] within five (5) years following the EFFECTIVE DATE; provided, however, that in the event of a CHANGE IN CONTROL (as defined below) within five (5) years following the EFFECTIVE DATE, DUKE will have no right to terminate this AGREEMENT pursuant to this Section 10.03 if the sum of the following exceeds [*]: (i) the gross proceeds to COMPANY (including the conversion of indebtedness) resulting front the issuance of equity securities after the date hereof and prior to the effective date of such CHANGE IN CONTROL, and (ii) the amount that the acquiring entity in such CHANGE IN CONTROL transaction becomes obligated to invest, pursuant to such CHANGE IN CONTROL transaction, to further develop the DUKE PATENT RIGHTS. For the purposes of this AGREEMENT, the term “CHANGE IN CONTROL” will mean:

(i)	a reorganization, merger, or consolidation involving the COMPANY unless: (A) the transaction involves only the COMPANY and one or more of the COMPANY’s parent corporation and wholly-owned (excluding interests held by employees, officers and directors) subsidiaries; or (B) the stockholders who had the power to elect a majority of the board of directors of the COMPANY immediately prior to the transaction have the power to elect a majority of the board of directors of the surviving entity immediately following the transaction;

(ii)	the sale of all or substantially all of the assets of the COMPANY to another corporation, person or business entity; or

(iii)	a sale of COMPANY stock, unless either (x) the stockholders who had the power to elect a majority of the board of directors of the COMPANY immediately prior to the acquisition have the power to elect a majority of the board of directors of the COMPANY immediately following the transaction, or (y) the sale of COMPANY stock is to obtain financing to operate or expand the COMPANY’s business.

10.04	Either party may immediately terminate this AGREEMENT upon any judgment or conviction by a court of competent jurisdiction holding that the other party has committed fraud, willful misconduct, or illegal conduct of the other party, in all such cases with respect to the subject matter of this AGREEMENT, upon written notice of same to that other party.

10.05

If either party fails to fulfill any of its material obligations under this AGREEMENT including, but not limited to, lack of payment, the non-breaching party may terminate this AGREEMENT, upon written notice to the breaching party, as provided below. Such notice must contain a full description of the event or occurrence constituting a material breach of the AGREEMENT. The party receiving notice of the material breach will have the opportunity to cure that breach within (a) sixty (60) days of receipt of notice with respect to an obligation that is a payment obligation, or (b) within one hundred twenty (120) days of receipt of such notice with respect to a breach of an obligation other than a payment obligation. If the breach is not cured within such sixty (60) or one hundred twenty (120) day period (as the case may be), the termination of this AGREEMENT shall be effective as of the sixty-first (61st) or one hundred twentieth (120th) day (as the case may be) after receipt of such notice. A party’s right to cure a material breach of this AGREEMENT pursuant to this Section 10.05 will apply only to the first five (5) material breaches regardless of the nature of those material breaches. Any subsequent material breach by that party will entitle the nonbreaching party to terminate this AGREEMENT upon receipt of notice by the breaching party, where such notice must contain a full description of the event or occurrence constituting a material breach of this AGREEMENT.

10.06	If, during the term of this AGREEMENT, COMPANY shall file a voluntary bankruptcy petition, acquiesce in an involuntary bankruptcy petition, or if the business of COMPANY shall be placed in the hands of a receiver or trustee, whether by the voluntary act of COMPANY or otherwise, or if COMPANY shall cease to exist as an active business, then, COMPANY shall inform DUKE in writing within ten (10) days of the occurrence of such an event and DUKE may immediately terminate this AGREEMENT by providing written notice thereof to COMPANY.

10.07	Notwithstanding anything to the contrary in this AGREEMENT, neither the expiration nor any termination of this AGREEMENT shall remove any financial obligations to DUKE which COMPANY incurred under this AGREEMENT prior to the effective date of any expiration or termination. For avoidance of doubt, it is understood and agreed that COMPANY shall have no obligation to pay COMPANY RUNNING ROYALTIES and SUBLICENSE ROYALTIES relating to NET SALES to the extent, and only to the extent, that such NET SALES occur on or after the effective date of the termination/expiration of this AGREEMENT due to the occurrence of (i) the expiration of the last-to-expire of the DUKE PATENT RIGHTS or (ii) the abandonment of the last remaining unabandoned DUKE PATENT RIGHTS whichever shall occur last.

10.08	If this AGREEMENT is terminated by COMPANY, all SUBLICENSES granted by COMPANY, COMPANY AFFILIATES, and/or SUBLICENSEES shall also terminate as of the effective date of the termination of this AGREEMENT. If this AGREEMENT is terminated by DUKE pursuant to Sections 10.03, 10.04, 10.05, and/or 10.06, then DUKE shall assume the SUBLICENSES to the DUKE TECHNOLOGY granted by COMPANY, COMPANY AFFILIATES, and/or SUBLICENSES, but only to the extent that such SUBLICENSES are in good standing.

10.09	On or before the effective date of any expiration or termination of this AGREEMENT, COMPANY and COMPANY AFFILIATES shall cease the manufacture, use, practice, lease, and sale, offering, distribution, and other commercialization of LICENSED PRODUCTS and LICENSED SERVICES For avoidance of doubt, all SUBLICENSES in existence as of the effective date of any termination which will not be assumed by DUKE pursuant to Section 10.08 (hereinafter such parties referred to as “TERMINATED SUBLICENSEES”) shall also cease the manufacture, use, practice, lease, and sale, offering, distribution, and other commercialization of LICENSED PRODUCTS and LICENSED SERVICES on or before the effective date of any expiration or termination of this AGREEMENT. However, all SUBLICENSES in existence as of the effective date of any termination which shall be assumed by DUKE pursuant to Section 10.08 (hereinafter such parties referred to as “ASSIGNED SUBLICENSEES”), shall be unaffected by such termination other than the assignment and assumption provided for in Section 10.08.

10.10	Within thirty (30) days of any expiration or termination of this AGREEMENT, COMPANY, COMPANY AFFILIATES, and TERMINATED SUBLICENSEES shall each (i) return to DUKE or destroy, as directed by DUKE, all information, data, and any relevant materials provided to COMPANY, COMPANY AFFILIATES, and TERMINATED SUBLICENSEES during the term of this AGREEMENT (including, but not limited to, DUKE MATERIAL and DUKE KNOW-HOW), other than any of the foregoing items in the possession of an ASSIGNED SUBLICENSEE, and (ii) destroy all LICENSED PRODUCTS (other than LICENSED PRODUCTS in the possession of an ASSIGNED SUBLICENSEE or customer) in a safe and legal manner. Further, COMPANY, COMPANY AFFILIATES, and TERMINATED SUBLICENSEES shall, within such thirty (30) day period, each provide DUKE with a written statement signed by an authorized representative of their respective entity and certifying the destruction of all LICENSED PRODUCTS (other than LICENSED PRODUCTS in the possession of any ASSIGNED SUBLICENSEE or customer) in a safe and legal manner, as well as the destruction of all said information, data, and relevant materials (including, but not limited to, to, DUKEDUKE MATERIAL and all DUKE KNOW-HOW), other than any of the foregoing items in the possession of a ASSIGNED SUBLICENSEE, if such instructions for destruction are given by DUKE.

ARTICLE 11 – CONFIDENTIALITY

11.01

DUKE and COMPANY each agree to treat any confidential information disclosed to it by the other party under this AGREEMENT with reasonable care and to avoid disclosure of such confidential information to any other person, firm or corporation, except to its respective (i) employees, agents, and representatives which are bound by the obligations of confidentiality and restricted use set forth in this Article 11, and (ii) its AFFILIATES and/or SUBLICENSEES which are bound by written confidentiality agreements, the provisions of which are at least as restrictive and protective of the original disclosing party’s confidential information as those provided in this Article 11, and each party shall be liable for its unauthorized disclosure or failure to exercise such reasonable care. Further, the receiving party will not use the disclosing party’s confidential information other than for the benefit of the parties hereto and relating to this AGREEMENT. These obligations of non-disclosure and restricted use shall remain in effect for each subject disclosure of confidential information for a period of time of five (5) years from such disclosure; however, neither party shall have an obligation, with respect to confidential information disclosed to it, or any part thereof which

(a)	is already known to the receiving party at the time of the disclosure; disclosure;

(b)	becomes publicly known without the wrongful act or breach of this AGREEMENT by the receiving party;

(c)	is rightfully received by the receiving party from a THIRD PARTY on a non-confidential basis

(d)	is subsequently and independently developed by employees of the receiving party who had no knowledge of the disclosing party’s confidential information, as verified by written records;

(e)	is approved for release by prior written authorization of the party disclosing the confidential information; or

(f)	is disclosed pursuant to any judicial or government request, requirement or order, provided that the party so disclosing takes reasonable steps to provide the other party sufficient prior notice in order to contest such request, requirement or order and provided that such disclosed confidential information otherwise remains subject to the obligations of confidentiality set forth in this Article 11.

Notwithstanding the foregoing or anything to the contrary in this AGREEMENT, it is understood and agreed that if either party discloses confidential information directly to Dr. Bruce A. Sullenger, such confidential information shall not be deemed to have been received by the other party.

11.02

Subject to the exceptions set forth in Section 11, DUKE and COMPANY agree that all written reports and notices provided or disclosed by either party to the other in connection with this AGREEMENT shall constitute confidential information of the disclosing party, whether or not such written reports and notices are marked “CONFIDENTIAL”. The parties further agree that any other information to be treated as confidential information under this Article I 11 1 must be disclosed in writing or other tangible medium and must be clearly marked “CONFIDENTIAL”. Confidential information disclosed orally must be identified as “CONFIDENTIAL” at the time of the oral disclosure and thereafter summarized and reduced to writing or other tangible medium, marked “CONFIDENTIAL”, and communicated to the other party within thirty (30) days of such disclosure. For avoidance of doubt, electronic transmissions of confidential information shall be deemed to have been disclosed in a tangible medium provided such transmissions are clearly marked “CONFIDENTIAL”.

11.03	Notwithstanding the foregoing, COMPANY shall have the right to use and disclose any confidential information related to the DUKE TECHNOLOGY to investors, prospective investors, employees, consultants and agents with a need to know, collaborators, prospective collaborators and other THIRD PARTIES in the chain of manufacturing and distribution provided that COMPANY (i) obtains from such parties written confidentiality agreements, the provisions of which are at least as restrictive and protective of DUKE’s confidential information as those provided in this Article 11 or (ii) obtains express prior written approval from DUKE to make such disclosures to subject entities or individuals who have not signed such written confidentiality agreements described in the preceding (i); provided, however, that COMPANY shall have the right to use and disclose any confidential information related to the DUKE TECKNOLOGY to investors and prospective investors as reasonably determined by COMPANY in good faith to be appropriate in the furtherance (directly or indirectly) of the development and/or commercialization of the DUKE TECHNOLOGY under this AGREEMENT.

11.04	Subject to the exceptions set forth in Section II.01, but not notwithstanding anything else to the contrary in this AGREEMENT (including, but not limited to, the provisions of Section 11.02), all information relating to filing, prosecution, maintenance, defense, infringement, and the like regarding the DUKE PATENT RIGHTS (no matter how disclosed), shall be considered confidential information of DUKE and subject to the obligations of restricted use and non-disclosure set forth in this Article 11.

ARTICLE 12 – NOTICES

12.01	It shall be a sufficient giving of any notice, request, report, statement, disclosure or other communication hereunder if the party giving the same shall

(a)	hand deliver such communication, or

(b)	mail such a communication, postage prepaid, first class, certified mail, return receipt requested; or

(c)	send such communication, shipping prepaid by national/international courier service guaranteeing next-business-day delivery to the party to receive such communication at the address given below or as given in Section 3.07, in the case of payments and/or reports due in accordance with Sections 3.01, 3.06, 4.01, 4.03, 5.01, 5.02, 5.03, 6.02, 7.02, 8.02, 8.03, and/or 8.04 or such other address as may hereafter be designated by notice in writing by the appertaining party.

DUKE	COMPANY

For delivery via the U.S. Postal Service

University Office of Science and Technology Duke University Attn Agreement Coordinator Box 90083 Durham, NC 27708 USA	7030 Kit Creek Road, Suite 250 Morrisville, NC 27560 Attn: Chief Executive Officer

For delivery via nationally/internationally recognized courier service

Office of Science and Technology Duke University Attn: Agreement Coordinator 2020 West Main Street, Suite 10 Durham, NC 27705 USA	7030 Kit Creek Road, Suite 250 Morrisville, NC 27560 Attn: Chief Executive Officer

cc: (if of a legal nature) Office of University Counsel Duke University 2400 Pratt Street, Suite 4000 Durham, NC 27710 USA	Kilpatrick Stockton LLP 3737 Glenwood Avenue, Suite 400 Raleigh, NC 27612 Attn: Chris Matton

12.02	The date of giving any such notice, request, report, statement, disclosure or other communications, and the date of making any payment hereunder required (provided such payment is received), shall be the actual date of receipt.

ARTICLE 13 – ASSIGNMENT

13.01	This AGREEMENT shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto; however, COMPANY may not assign any of its rights in this AGREEMENT without approval by DUKE, such approval not to be unreasonably withheld or delayed. Notwithstanding the foregoing, COMPANY shall have the right to assign this AGREEMENT in connection with a sale of all or substantially all of its assets or stock.

ARTICLE 14 – INDEMNITY, INSURANCE, REPRESENTATIONS, STATUS

14.01

DUKE, and its trustees, officers, faculty members, employees, students, and agents (collectively, “DUKE Indemnitees”) will be indemnified, defended by counsel reasonably acceptable to DUKE, and held harmless by COMPANY,

COMPANY AFFILIATES, and/or appertaining SUBLICENSEES (as the case may be) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “CLAIMS”) based upon, arising out of, or otherwise relating to this AGREEMENT including, but not limited to, (i) the exercise of the rights granted to COMPANY and COMPANY AFFILIATES under this AGREEMENT, (ii) any action relating to product liability, and (iii) any CLAIM that a LICENSED PRODUCT and/or LICENSED SERVICE and/or practice of the DUKE TECHNOLOGY infringes the intellectual property of a THIRD PARTY. However, the foregoing indemnity shall not apply to CLAIMS to the extent that they (y) result from activities constituting a material breach of this AGREEMENT by DUKE, and/or (z) pertain solely to claims that the activities of DUKE faculty members, employees, students, and/or agents in their performance of their respective DUKE research responsibilities at DUKE (excluding any research responsibilities such individuals may have as a result of an association each may have with COMPANY infringe the intellectual property of a third party).

14.02	COMPANY shall maintain in force at its sole cost and expense, with reputable insurance companies, general liability insurance and product liability insurance coverage in an amount reasonably sufficient to protect against liability under Article 14.01 above. Further, COMPANY will require that each SUBLICENSEE, and appertaining COMPANY AFFILIATE purchase and maintain in effect, at its sole expense, with reputable insurance companies, appropriate insurance policies, including, but not limited to a policy of product liability insurance and a policy of general liability insurance, in such amounts as is reasonably sufficient to protect against their respective liability as regards Section 1401 above DUKE shall have the right to ascertain from time to time that such coverage exists for COMPANY, SUBLICENSEES, and/or appertaining COMPANY AFFILIATES (as the case may be), such right to be exercised in a reasonable manner.

14.03	DUKE represents and warrants that, to the best of the knowledge of the DUKE University Office of Science and Technology, DUKE has the right to grant the LICENSES granted to COMPANY pursuant to Sections 2.01 and 2.02 and that DUKE has not granted any rights inconsistent with such LICENSES to any THIRD PARTIES.

14.04

EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 14.03 ABOVE, DUKE MAKES NO REPRESENTATIONS NOR EXTENDS ANY WARRANTIES OF ANY KIND. IN PARTICULAR, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THE USE OF DUKE PATENT RIGHTS, DUKE KNOW-HOW, AND/OR DUKE MATERIAL WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS. IN ADDITION, NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY DUKE OF THE VALIDITY OF ANY OF THE PATENTS IN THE PATENT RIGHTS OR

THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF ANY OF THE PATENT RIGHTS. DUKE SHALL HAVE NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE DESIGN, PRODUCTION, MANUFACTURE, TESTING, MARKETING, OFFERING, LEASE, OR SALE OF ANY LICENSED PRODUCT OR LICENSED SERVICE. FOR AVOIDANCE OF DOUBT, IT IS UNDERSTOOD AND AGREED THAT ANY SUCH ACTIVITY DESCRIBED IN THE PRECEDING SENTENCE BY ONE OR MORE OF THE INVESTIGATORS OR ANY OTHER DUKE TRUSTEES, OFFICERS, FACULTY MEMBER, EMPLOYEES, STUDENTS, AND/OR AGENTS SHALL BE DEEMED TO BE OUTSIDE THEIR RESPECTIVE CAPACITY AS A DUKE TRUSTEE, OFFICER, FACULTY MEMBER, EMPLOYEE, STUDENT, OR AGENT, EXCEPT AS MAY BE OTHERWISE AGREED IN WRITING BETWEEN DUKE AND COMPANY. FURTHER, DUKE SHALL HAVE NO LIABILITY WHATSOEVER TO COMPANY AND/OR COMPANY AFFILIATES OR ANY THIRD PARTIES FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON COMPANY, COMPANY AFFILIATES, OR ANY OTHER PERSON OR ENTITY, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO:

(a)	the design, production, manufacture, use, testing, practice, marketing, lease offering for sale, or sale of any LICENSED PRODUCT or LICENSED SERVICE

(b)	the use of the DUKE PATENT RIGHTS, DUKE KNOW-HOW, and/or DUKE MATERIALS; and/or

(c)	any advertising or other promotional activities with respect to any of the foregoing.

14.05	Neither party hereto is an agent of the other party for any purpose whatsoever.

ARTICLE 15 – USE OF A PARTY’S NAME

15.01	Neither party will, without the express, prior written consent of the other party:

(a)	use in any publication, advertising, publicity, press release, promotional activity or otherwise, any trade-name, personal name, trademark, trade device, service mark, symbol image, icon, or any abbreviation, contraction or simulation thereof owned by the other party,

(b)	use the name or image of any employee, faculty member, student, or agent of the other party in any publication, publicity, advertising, press release, promotional activity or otherwise, or

(c)	represent, either directly or indirectly, that any product or service of the other party is a product or service of the representing party or that it is made in accordance with, or utilizes the information or documents, of the other party.

Notwithstanding the foregoing, COMPANY will be permitted to use DUKE’s name in connection with: (i) COMPANY’s business plan; (ii) in other investor related documents to the extent required by applicable law; and (iii) information directed to prospective SUBLICENSEES or strategic alliance partners provided that to do so does not represent to be endorsement by DUKE or an official DUKE position. COMPANY may also state that the LICENSES have been granted to COMPANY by DUKE. DUKE shall not prevent its employees from consenting to use their respective names, so long as such use does not represent to be endorsement by DUKE or an official DUKE position. COMPANY shall not represent that any product is endorsed by DUKE.

ARTICLE 16 – SEVERANCE AND WAIVER

16.01	Each clause of this AGREEMENT is a distinct and severable clause and if any clause is deemed illegal, void or unenforceable, the validity, legality or enforceability of any other clause or portion of this AGREEMENT will not be affected thereby.

16.02	No waiver of this AGREEMENT, or any of the provisions herein contained is valid unless made in writing and signed by a duly authorized representative of each party. The failure of a party in any instance to insist upon the strict performance of the terms of this AGREEMENT will not be construed to be a waiver or relinquishment of any of the terms of this AGREEMENT, either at the time of the party’s failure to insist upon strict performance or at any time in the future, and such terms will continue in full force and effect.

ARTICLE 17 – TITLES

17.01	All titles and article headings contained in this AGREEMENT are inserted only as a matter of convenience and reference. They do not define, limit, extend or describe the scope of this AGREEMENT or the intent of any of its provisions.

ARTICLE 18 – SURVIVAL OF TERMS

18.01	The provisions of Sections 3.01 (a)—(c) (as regards financial obligations described therein incurred during the term of this AGREEMENT), 3.03, 3.04, 3.05, 3.06, 3.07, 5.01, 5.03 (as regards obligations for reports and payments due to DUKE for activities occurring during the term of this AGREEMENT), 6.02(a) (as regards obligations for reports and payments due to DUKE for activities occurring during the term of this AGREEMENT), 903, 1007, 1008 (last sentence), 1009, and 10.10 and Articles 1, 7, 8 (to the extent, but only to the extent, that such infringement occurs during the term of this AGREEMENT and excluding Section 8.06 which shall only apply during the term of this AGREEMENT), 11, 12, 14, 15, 16, 17, 18, 19, and 20, shall survive the expiration or termination of this AGREEMENT.

ARTICLE 19 – GOVERNING LAW

19.01	This AGREEMENT shall be construed as having been entered into in the State of North Carolina and shall be interpreted in accordance with and its performance governed by the laws of the State of North Carolina, without regard to any choice-of-law or conflict-of-law provision that would dictate the application of the law of another jurisdiction. Notwithstanding the foregoing, questions affecting the construction and effect of any patent in DUKE PATENT RIGHTS shall be determined by the law of the country in which the patent was granted.

ARTICLE 20 – ENTIRE UNDERSTANDING

20.01	This AGREEMENT, together with the recitals and all Appendices and Exhibits (all of which are incorporated herein by reference), represent the entire understanding between the parties, and supersede all other agreements, express or implied, between the parties concerning the subject matter hereof, including, without limitation, the OPTION AGREEMENT; provided, however, that all confidential disclosures made by the parties to each other pursuant to the OPTION AGREEMENT prior to the EFFECTIVE DATE of this AGREEMENT shall be governed by the provisions of Article 11 of this AGREEMENT from and after such EFFECTIVE DATE. This AGREEMENT shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT on the dates set forth below.

DUKE UNIVERSITY		REGADO BIOSCIENCES, INC.

By:	/s/ Robert L. Taber	By:	/s/ Douglas Gooding
Robert L. Taber, Ph.D.			Douglas Gooding
Vice Chancellor, Science and
Technology Development

Date:	11/24/04	Date:	11/18/04

Read and Understood

By:
Christopher Kontos

Date:

By:
Alice Kraemer –Tanner

Date:

Date:

By:
Jeffrey Lawson

Date:

By:
Juliana Layzer

Date:

By:
Herbert Lyerly

Date:

By:	/s/ Bruce A. Sullenger
Bruce A. Sullenger

Date:	11/18/04

By:	/s/ Christopher Rusconi
Christopher Rusconi

Date:	11/18/04

By:
Dr. Rebekah White

Date:

APPENDICES

APPENDIX A—SAMPLE MATERIAL TRANSFER AGREEMENT

APPENDIX B—ROYALTY REPORT FORM (SAMPLE)

APPENDIX A

SAMPLE MATERIAL TRANSFER AGREEMENT

MATERIAL TRANSFER AGREEMENT

Duke University

Durham, NC 27708 USA (“Duke”)

to

[Recipient Institution Name Here]

[City, State, and Country where Recipient Institution Located Here] (“Recipient Institution”)

Definitions

Duke Scientist:

Recipient Institution’s Scientist:

Original Material:

Progeny: Unmodified descendant from the Original Material, as defined immediately above, such as virus from virus, cell from cell, or organism from organism.

Unmodified Derivatives: Substances created by Recipient Institution which constitute an important unmodified functional sub-unit or expression product of the Original Material, e.g., subclones of unmodified cell lines, purified or fractionated sub-sets of the Original Material such as novel plasmids or vectors, proteins expressed by DNA or RNA, antibodies secreted by a hybridoma.

Material: Original Material plus Progeny and Unmodified Derivatives.
Modifications: Substances created by Recipient Institution which contain/incorporate any form of the Material (Original Material, Progeny or Unmodified Derivatives).

Research Purpose:

Terms and Conditions of this Agreement:

1. (a) The Material, which is the subject of one or more agreements between Duke and, Regado Biosciences, Inc. a corporation, having a place of business at [PLEASE PROVIDE THIS INFORMATION.]                                                              (“Company”), is and remains the property of Duke subject to certain rights granted to Company) and is to be used by Recipient institution solely for the non-commercial Research Purpose. Material shall be used at Recipient Institution’s and only under the direction of Recipient Institution’s Scientist.

(b) Duke does not claim ownership of Modifications produced as a result of Recipient Institution’s research with the material that are not included in the definition of Material above; however, Duke shall retain ownership of any form of the Material included therein.

(c) Except as expressly provided in this Agreement, no rights are provided to Recipient Institution under any patents, patent applications, trade secrets or other proprietary rights of Duke and/or Company. This Agreement does not confer to the Recipient Institution any rights or licenses to use the Material or Modifications for profit-making or commercial purposes, such as sale; use in manufacturing; use in drug screening, evaluation, or design programs; provision of a commercial service based upon the Material or Modifications; or use Materials or Modifications as the subject of collaboration or sponsored research agreements under which rights may be granted to a third party (other than the government).

(d) Recipient Institution represents that research with the Material and/or Modifications will not be subject to the terms of any consultant, option, license, or sponsored research agreement in which another party (other than the government) gains rights to (i) the data arising from research with the Material and/or Modifications and/or (ii) intellectual property arising from research with the Material and/or Modifications.

2. The Recipient Institution’s Scientist shall not transfer the Material or Modifications to anyone who does not work under his/her direct supervision at Recipient Institution’s institutional facility without the prior written consent of Duke and Company. To the extent supplies are available, Duke will make the Material available under a material transfer agreement substantially identical to this Agreement upon request from appropriate scientists at non-profit or governmental institutions for the purpose of replicating Recipient Institution’s Scientist’s research.

3. (a) If Recipient Institution’s research with Material or Modifications results in an invention (“Invention”), Recipient Institution agrees promptly to disclose the Invention to Duke and Company on a confidential basis. Inventorship shall be determined in accordance with U.S. patent law (whether or not patentable) and ownership shall reflect inventorship.

(b) If Recipient Institution decides not to pursue the further development of an Invention hereunder, Duke and/or Company, may elect to pursue the patenting and/or commercial development of said Invention at its/their own discretion. In the event that Duke and/or Company so elects to pursue the patenting or commercial development of such an Invention, then Recipient Institution will have the right to use such for its own internal research, education, and/or teaching purposes and for no other purposes.

(c) Company shall have (i) the right to use each Invention for its internal research purposes without the payment of license fees or royalties and (ii) an exclusive, first option to obtain an exclusive, worldwide, royalty-bearing commercial license for each Invention, exercisable for a period of ninety (90) days from Company’s receipt of the written disclosure thereof. Upon exercise of such option by Company, each owner of such Invention agrees to make good-faith efforts to negotiate an exclusive license agreement for the Invention with Company on reasonable commercial terms.

(d) In addition to the rights that Duke may have as a result of co-ownership of Inventions made jointly with the Recipient Institution, Duke shall also have the right to use for its own internal research, education, and/or teaching purposes, and for no other purposes, any and all other Inventions developed through use of the Material or Modifications under this Agreement without payment of license or royalty fees.

4. This Agreement shall not be interpreted to prevent publication or other disclosure of results of research using the Material or Modifications. Recipient Institution’s Scientist agrees to provide appropriate acknowledgment of the source of the Material in all publications and presentations based on use of the Material and/or Modifications. Recipient Institution’s Scientist further agrees to furnish Duke and Company with a copy of the manuscript or abstract disclosing such results prior to submission thereof to publisher and not less than forty-five (45) days prior to publication/disclosure, for review by Duke and Company. Duke and Company shall promptly provide Recipient Institution with any comments relating to said publication or presentation and Recipient Institution may proceed with said publication or presentation with due consideration to Duke and/or Company’s comments. If no response is received from Duke and/or Company within thirty (30) days of the date the proposed publication/disclosure was received by Duke and Company, respectively, it will be conclusively presumed that the publication/disclosure may proceed without delay. If Duke and/or Company determines that the proposed publication/presentation contains patentable subject matters which require protection, Duke and/or Company may require the delay of the publication/presentation for an additional period of time not to exceed sixty (60) days for the purpose of allowing the pursuit of such protection. Patent applications shall be prepared, filed, prosecuted and maintained by the owner(s) of the subject patentable intellectual property unless an alternative arrangement is mutually agreed upon by all of the owners of such patentable intellectual property and/or Company (as appropriate).

5. Any Material delivered pursuant to this Agreement is understood to be experimental in nature, and NEITHER DUKE NOR COMPANY MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIAL AND/OR MODIFICATIONS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS.

6. Recipient Institution agrees to defend, indemnify, and hold harmless Duke and Company from any loss, claim, damage, or liability, of any kind whatsoever, which may arise from Recipient Institution’s use, storage or disposal of the Material and/or Modifications, and Recipient Institution assumes liability for damages which may arise from its use, storage or disposal of the Material and/or Modifications.

7. In no event shall the Material or Modifications be used in human beings (including for diagnostic purposes), and further provided, that any other research involving the Material and/or Modifications (including but not limited to research involving the use of animals and recombinant DNA) shall be conducted in accordance with all federal, state, local and other laws, regulations, and ordinances governing such research including applicable NIH guidelines.

8. Notices or other correspondence required by this Agreement shall be sent via national/international courier service to both Duke and Company at the following addresses, respectively:

As to Duke: Office of Corporate Research Collaborations M454 Davison Building Box 3664, DUMC Duke University Durham, NC 27710 USA Attn.: H. Gilbert Smith, Ph.D.	As to Company: P.O. Box 14688 Research Triangle Park, NC 27709 Attn.: Christopher Rusconi, Ph.D.

9. (a) This Agreement will terminate on the earliest of the following dates: (1) when the Material becomes generally available, for example, through reagent catalogs or from a repository under the Budapest treaty, in which case Recipient institution shall be bound by the least restrictive terms applicable to Material obtained from the then-available sources, or (2) on completion of Recipient Institution’s proposed research studies with the Material, or (3) on thirty (30) days written notice by either Recipient Institution or Duke to the other, or (4) three (3) years from the date that this Agreement is signed by Duke.

(b) On termination of this Agreement, Recipient Institution will discontinue its use of the Material and will, upon direction of Duke, return or destroy the Material. Recipient Institution will also either destroy Modifications or remain bound by the terms of this Agreement as they apply to Modifications.

(c) Paragraphs 1, 2, 3, 4, 5, 6, 7, 8, 9(b), 9(c) and 10 shall survive any termination or expiration of this Agreement.

10. This Agreement is not assignable without the proper written consent of Duke and Company.

AGREED:
Duke Scientist:		Recipient Institution’s Scientist:

(signature)	(date)	(signature)	(date)
Printed Name:		Printed Name:

Duke Approval:		Recipient Institution’s Approval:

(authorized signature)	(date)	(authorized signature)	(date)
H. Gilbert Smith, Ph.D.
Director, Office of Corporate Research		Printed Name:
Collaborations Duke University
Title:

Address:

Fax: #:

E-mail address:

APPENDIX B

ROYALTY REPORT FORM (SAMPLE)

Duke File #

Product (catalog # & description	Country	FDA	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>

SubTOTAL x Product

SubTOTAL x Product
SubTOTAL Duke File #

Duke File #

Product (catalog # & description	Country	FDA	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>

SubTOTAL x Product

SubTOTAL x Product
SubTOTAL Duke File #

Duke File #

Product (catalog # & description	Country	FDA	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>

SubTOTAL x Product

SubTOTAL x Product
SubTOTAL Duke File #

SUBLICENSE NET SALES

Duke File #

Product (catalog # & description	Country	FDA	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>

SubTOTAL x Product

SubTOTAL x Product

Duke File #

GRAND TOTAL